CHAPMAN & FLANAGAN, LTD.
                   A Professional Legal Corporation


Daniel G. Chapman                                   Herbert M. Jacobi*
Sean P. Flanagan                                        Of Counsel

                                                      * Not licensed
                                                        in Nevada


                           February 22, 2001


Board of Directors
Electronic Identification, Inc.
1200 W. Pender St., Suite 411
Vancouver, BC  Canada  V6E 2S9

Gentlemen;

We have acted as securities counsel for Electronic Identification, Inc. ("Electronic Identification" or the "Company"). You have asked us to render this opinion to Electronic Identification.

You have advised that:

  1.    Electronic   Identification  is   current  in   its   reporting
     responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended

  2. Ingo Mueller and Al Cohen have acted and will continue to act as consultants on behalf of the Company.

  3. In their capacities as consultants, the above-named individuals have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for Electronic Identification securities.

  4. Sean P. Flanagan and Daniel G. Chapman have acted and will continue to act as legal counsel on behalf of the Company.

  5. In their capacities as legal counsel, the above-named individuals have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for Electronic Identification securities.

  6. Electric Identification has agreed to issue its common stock to the above-named individuals as compensation for their services on behalf of Electronic Identification.

  7. The shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of Electronic Identification. These shares shall be registered pursuant to a Registration Statement on Form S-8 and may be issued without restrictive legend.

2080 East Flamingo Road, Suite 112  Las Vegas, Nevada 89119  (702) 650-
                    5660  Facsimile (702) 650-5667

Chapman & Flanagan, Ltd.
Attorneys at Law

Board of Directors

February 22, 2001
Page -2-

We have read such documents as have been made available to us. For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that Electronic Identification may avail itself of a Registration Statement on Form S-8, and is qualified to do so. It is our further opinion that the above-named individuals are proper persons qualified to receive shares which are registered in a Registration Statement on Form S-8.

We consent to the use of this letter in the Registration Statement filed on Form S-8.

                                        Sincerely,

                                        /s/ Chapman & Flanagan, Ltd.
                                        Chapman & Flanagan, Ltd.